Inuvo, Inc. Reports Third Quarter Sequential Revenue Increases 19% and Net Income of $0.02 per share.
$0.06 per share net income for the first nine months of 2014
CONWAY, AR, October 30, 2014 -- Inuvo, Inc. (NYSE MKT: INUV), an Internet marketing and technology company that delivers purchase-ready customers to advertisers through a broad network of desktop and mobile websites and apps, today announced net income of $403,000 or $0.02 per diluted share for the third quarter of 2014. Revenue for the quarter was $13 million, compared to $10.9 million in the second quarter of 2014 and $14.5 million for the third quarter of 2013. Adjusted EBITDA was $1.2 million in the third quarter of 2014 compared to $1.2 million in the second quarter of 2014 and $1.5 million in the third quarter of 2013.

"Sequential growth and net income have so far exceeded our expectations in 2014. We have been able to deliver solid results across the board through the first nine months with both business segments reporting double digit compounded sequential quarterly growth while also positively contributing to our mobile expansion objectives, where revenue in the quarter reached 49% of the total,”stated Richard Howe, Chairman and Chief Executive Officer of Inuvo. “We believe we are on the right track with solid quarterly financial performance, a stronger balance sheet and the successful transition out of a product line that represented half of 2012's revenue."

Third Quarter 2014 Highlights

•	Net income was $403,000 or $0.02 per diluted share.

•	ALOT sites and applications revenue was $5.6 million, a 187% improvement over 2013.

•	Adjusted EBITDA, a non-GAAP measure, was $1.2 million.

•	The Partner Segment grew 27% and the Owned & Operated Segment grew 10% sequentially.

•	Revenue and quality per lead delivered to clients had double digit percentage improvements.

•	Appbar revenue was less than $350,000 dollars.

First Nine Months 2014 Highlights

•	Net income was $1.5 million or $0.06 per diluted share, a 100% improvement over 2013.

•	ALOT sites revenue was $14.1 million, a 134% improvement over 2013.

•	Adjusted EBITDA was $3.7 million unchanged from the first nine months of 2013.

•	Revenue has grown from $10.1 million, to $10.9 million, to $13 million in the first, second and third quarters, respectively.

The Inuvo business is managed along two segments, the Partner Network and the Owned and Operated Network. The Partner Network facilitates transactions between advertisers and our partners' websites and applications. The Owned and Operated Network designs, builds and markets mobile-ready consumer websites and applications under the ALOT brand. The segments share the utilization of the company’s core ad delivery technology platform.

Three-month financial results for the period ended September 30, 2014
Net revenue for the three months ended September 30, 2014, was $13 million as compared to $14.5 million for the three months ended September 30, 2013. While there were both increases in the Owned and Operated Network and decreases in the Partner Network over this period, the principal reason for the overall decline revolves around the stated strategy to transition out of the Appbar product. Appbar revenue for the three months period decreased from $1.75 million in 2013 to $0.35 million in 2014 and for the nine month period decreased from $9.3 million in 2013 to $1.87 million in 2014. We expect the Appbar revenue to be near zero by the end of 2014. In addition, we incurred lower revenue but higher margin in the Partner Network in the quarter ended September 30, 2014 compared to the same quarter last year due to a focus on delivering higher quality clicks and the continued enforcement of publisher contract terms and conditions associated with that strategy. Revenue in our Owned and Operated Network was $5.9 million in the third quarter of 2014 compared to $3.7 million in the same quarter last year and reflects the transition from toolbar to content rich websites and applications within the segment. Though Marketing expense was higher in the third quarter 2014 compared to the same quarter last year due to the launching of owned & operated websites and applications, both Compensation expense and Selling, general and administrative expense ran below last year.

For the quarter ended September 30, 2014, Adjusted EBITDA, a non-GAAP measure was $1.2 million largely unchanged from the third quarter of 2013. The Company reported net income of $403,000, or $0.02 per diluted share, for the three months ended September 30, 2014.

Balance Sheet as of September 30, 2014
Cash and cash equivalents totaled $3.5 million at September 30, 2014. Current assets and total assets were $9 million and $25.8 million, respectively and current liabilities and total liabilities were $11.1 million and $18.4 million, respectively, as of September 30, 2014. Bank debt was reduced to $4.5 million from $6.1 million at December 31, 2013. Stockholders’ equity was approximately $7.4 million at September 30, 2014.

Conference Call Information
Date: Thursday, October 30, 2014
Time: 4:15 p.m. EDT
Domestic Dial-in number: 1-877-681-3374
International Dial-in number: 1-719-325-4749
Live webcast: http://public.viavid.com/index.php?id=111574

In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through Thursday, November 13, 2014. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 3233229 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an Internet marketing and technology company that delivers purchase-ready customers to advertisers through a broad network of desktop and mobile websites and apps. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2013 and our most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
Capital Markets Group
Alan Sheinwald
914-669-0222
alan@capmarketsgroup.com

INUVO, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Net revenue	$13,026,011	$14,509,050	$34,089,761	$43,559,257
Cost of revenue	5,910,719	8,183,064	14,253,649	22,628,243
Gross profit	7,115,292	6,325,986	19,836,112	20,931,014
Operating expenses
Marketing costs	4,277,446	2,939,584	11,555,731	10,625,638
Compensation	1,192,227	1,412,842	3,431,237	4,727,936
Selling, general and administrative	1,180,940	1,360,610	3,245,904	5,270,986
Total operating expenses	6,650,613	5,713,036	18,232,872	20,624,560
Operating income	464,679	612,950	1,603,240	306,454
Other expense, net	(84,870)	(98,451)	(285,973)	(271,448)
Net income from continuing operations before taxes	379,809	514,499	1,317,267	35,006
Income tax benefit	-	75,699	75,698	237,946
Net income from continuing operations	379,809	590,198	1,392,965	272,952
Net income from discontinued operations	23,065	49,601	66,959	457,709
Net income	402,874	639,799	1,459,924	730,661
Other comprehensive income
Foreign currency revaluation	-	(294)	-	(418)
Total comprehensive income	$402,874	$639,505	$1,459,924	$730,243
Earnings per share, basic and diluted
From continuing operations	$0.02	$0.03	$0.06	$0.01
From discontinued operations	-	-	-	0.02
Net income	$0.02	$0.03	$0.06	$0.03
Weighted average shares outstanding
Basic	23,445,771	23,291,468	23,485,052	23,278,003
Diluted	24,143,194	23,447,301	23,855,148	23,329,551

By Segment (Unaudited):

Net revenue
Partner Network	$7,089,584	$10,807,377	$18,110,706	$28,232,281
Owned and Operated Network	5,936,427	3,701,673	15,979,055	15,326,976
Total	$13,026,011	$14,509,050	$34,089,761	$43,559,257
Gross profit
Partner Network	$1,207,382	$2,793,999	$4,024,984	$6,456,050
Owned and Operated Network	5,907,910	3,531,987	15,811,128	14,474,964
Total	$7,115,292	$6,325,986	$19,836,112	$20,931,014

INUVO, INC.
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Net income from continuing operations before taxes	$379,809	$514,499	$1,317,267	$35,006
Interest expense, net	84,870	98,451	285,973	271,448
Depreciation	225,924	409,685	725,231	1,619,719
Amortization	198,501	198,501	595,503	944,168
Stock-based compensation	279,970	239,353	658,800	539,766
Severances and other non-recurring, non-cash items	8,074	(623)	126,017	264,190

Adjusted EBITDA	$1,177,148	$1,459,866	$3,708,791	$3,674,297

Reconciliation of Net Income from Continuing Operations before Taxes to Adjusted EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net income, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net income from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation, and (v) accrued severance and other non-recurring, noncash expense. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.